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                                                                   Exhibit 10.26

                 Technology Development and Transfer Agreement

                                    between

                        Kawasaki Heavy Industries, Ltd.

                                      and

                    Catalytica Energy Systems, Incorporated


This Agreement is made as of this 13th day of December, 2000, by and between Kawasaki Heavy Industries, Ltd. (hereinafter referred to as "KHI"), a Japanese corporation and having its principal place of business at 1-1 Higashi-Kawasaki-cho 3-chome, Chuo-ku, Kobe, Japan; and Catalytica Energy Systems, Incorporated (hereinafter referred to as "CESI"), a Delaware corporation and having its principal place of business at 430 Ferguson Drive, Mountain View, California, U.S.A., either or both of which shall also be hereinafter referred to as a "Party", and together as the "Parties", respectively.

     WHEREAS, CESI has developed expertise and technology of the catalytic combustion system (hereinafter defined as "XONON Combustion System"), which incorporates catalytic module(s) which are utilized to oxidize hydrocarbon fuels in the XONON Combustion System for gas turbines, and CESI has reduced to practice and commercially demonstrated expertise and technology relating to such system and module(s) as applied to a Kawasaki model M1A-13A gas turbine at Silicon Valley Power;

     WHEREAS, KHI desires to obtain from CESI the right to use such expertise and technology to modify and adapt the XONON Combustion System for installation on Kawasaki gas turbines of output up to [*] nameplate rating developed and/or to be developed by KHI, including but not limited to Kawasaki model M1A-13A gas turbine, (hereinafter defined as "Kawasaki Gas Turbines"), and to obtain from CESI the right to manufacture and sell Adapted Kawasaki Gas Turbines (as defined below) based upon the expertise and technology which are reduced to practice and demonstrated by CESI as applied to the Kawasaki model M1A-13A gas turbine at Silicon Valley Power;

     WHEREAS, the Parties wish to collaborate in the modification and adaptation of the XONON Combustion System to the Kawasaki Gas Turbines and to the development and commercialization of Kawasaki Gas Turbines in accordance with terms and conditions as set forth herein;

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          NOW, THEREFORE, in consideration of these premises and of the mutual covenants herein contained, the parties agree as follows:


1.0  DEFINITIONS
     -----------

     All capitalized words or phrases used throughout this Agreement shall have the meanings as defined in this section.

     1.1 "Adaptation Program" means the collaborative program, using the Applied CESI Technology (as hereinafter defined), of application engineering to modify, adapt and metricate the XONON Combustion System, including the XONON Modules (as hereinafter defined) to Kawasaki Gas Turbines.

     1.2 "Adaptation Program Technology" means the Technology (as hereinafter defined) conceived during the Adaptation Program.

     1.3 "Adapted Kawasaki Gas Turbines" means Kawasaki Gas Turbines not larger than [*] adapted and modified under the Adaptation Program.

     1.4 "Adapted M1A-13A" means Kawasaki model M1A-13A gas turbine adapted under the Adaptation Program.

     1.5 "Affiliates" mean, with respect to any Person as hereinafter defined, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

     1.6 "Applied CESI Technology" means the CESI Technology as hereinafter defined that CESI has reduced to practice and commercially demonstrated as applied to a Kawasaki model M1A-13A gas turbine at Silicon Valley Power.

     1.7 "Background" means, with respect to the Patents (as hereinafter defined) and the Technical Information (as hereinafter defined) that a Party or its Affiliates has acquired or acquires prior to the Effective Date (as hereinafter defined) or otherwise not (i) in connection with its work under this Agreement, or (ii) from the other Party.

     1.8 "Catalytic Combustion System" means a gas turbine combustion system that employs a catalyst upstream of the turbine inlet which is associated with the combustion process, and shall not include SCR, SNCR, SCONOx/TM/ or other catalytic devices employed in pollution clean-up.

     1.9 "CESI Technology" means the Technology relating to the XONON Combustion System and the Xonon Module, including the Background Technology, Applied CESI Technology, and the Adaptation Program Technology which is now or

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           hereafter may be owned by CESI and/or possessed by CESI (but excluding the Adaptation Program Technology developed by KHI hereunder and jointly developed by CESI and KHI hereunder) with rights to grant others the developmental and/or commercialization rights set forth herein.

     1.10 "Effective Date" means the date of this Agreement as first set forth above.

     1.11 "Kawasaki Gas Turbines" means Kawasaki designed and manufactured gas turbines of output up to [*] nameplate rating, both new and retrofit (that is, installed) developed and/or to be developed by KHI, including but not limited to Kawasaki model M1A-13A gas turbine.

     1.12 "Patents" mean patents (including patents of importation, patents of confirmation, patents of improvements, patents and certificates of addition and utility models, as well as divisions, reissues, continuations, continuations-in-part, renewals and extensions of any of the foregoing) and provisional and regular applications therefor, and patents which may be issued on such applications covering inventions with respect to which the first application for patent anywhere was filed prior to the date of any termination of this Agreement.

     1.13 "Person" means an individual, corporation, partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

     1.14  "Products" mean the XONON Module and the XONON Component.

     1.15 "Technical Information" means all technical information, know-how, trade secrets, experience, manufacturing techniques, software and other copyrightable works, engineering and other data, drawings, material and process specifications, whether patented or unpatented, whether in written, printed, oral or other form, relating to, in the case of KHI, industrial gas turbines having ratings up to [*], and, in the case of CESI, the XONON Combustion System and the XONON Module.

     1.16  "Technology" means the Patents and the Technical Information.

     1.17 "Third Party" means any Person other than CESI, KHI and their respective Affiliates.

     1.18 "XONON Component" means the fuel/air mixer package, the pre-burner, and other elements such as combustor hardware components, which are necessary combustion system modifications to enable optimum operation of the XONON Module.

     1.19 "XONON Module" means CESI catalyst structure as used in gas turbines, including its container and supporting structure for fixing the catalyst structure, containing and including the catalytically active elements for oxidizing hydrocarbon fuels in the container.

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     1.20  "XONON Module Technology", abbreviated XMT, means all Technology relating to the XONON Module.

     1.21 "XONON Combustion System", abbreviated XCS, means a fuel combustion apparatus or system to implement XMT for use in gas turbines including those components, operating processes, and methods of control, testing, and operation for pre-heating fuel, mixing fuel and air, combusting or oxidizing fuel, controlling power output, and control of NOx, Carbon Monoxide(CO) and unburned hydrocarbon pollutants, comprising in the XONON Module and the XONON Components.

     1.22 "XONON Combustion System Technology" means all Technology relating to the XONON Combustion System.

     1.23 "XONON Control Algorithm(s)" mean the logic developed by or on behalf of CESI as of the Effective Date to provide necessary control of the start up, operation, management and protection of the XONON Combustion System or XONON Module in a gas turbine.

2.0  PROGRAM OBJECTIVES
     ------------------

     2.1 CESI and KHI each shall conduct, at their own expense, their respective scope of work as set forth in Exhibit 1 attached hereto as an integral part of this Agreement in a sound scientific manner, and in compliance in all material respects with all requirements of applicable laws and regulations and all applicable good research and manufacturing practices to attempt to achieve the Adaptation Program objective efficiently and expeditiously. CESI and KHI each shall proceed diligently with the works allocated respectively which are set out in Exhibit 1 (hereinafter referred to as "Allocated Works") by using their respective good faith efforts to provide, among others, the following resources: (a) allocation of sufficient time, effort, equipment and facilities to the Adaptation Program and as each reasonably believes is necessary carry out its Allocated Works and to accomplish the objectives thereof, and (b) use of personnel with sufficient skills and experience as are required to carry out its Allocated Works and to accomplish the objectives thereof. Works requested by KHI and performed by CESI outside the Allocated Works under this Agreement shall be chargeable to KHI and billed on an agreed upon-costs basis, due in 30 days. Each Party is an independent contractor.

     2.2 KHI and CESI each may subcontract portions of the Adaptation Program to be performed by it in the normal course of its business without the prior consent of the other, provided, however, that every subcontracted or delegated party shall enter into a confidentiality agreement with the subcontracting party in accordance with Article
           7.0 below and each Party shall be fully responsible for any activities of its subcontractors or delegated party under this Agreement.

     2.3 KHI and CESI each shall appoint a person (a "Program Manager") to coordinate its part of the Adaptation Program. The Program Managers shall be the primary contacts between the parties with respect to the Adaptation Program. Each Party shall notify the other within thirty
           (30) days after the date of this Agreement of the appointment of its Program Manager and shall notify

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           the other Party as soon as practicable upon changing this
           appointment.

     2.4 Each Party shall make its employees and relevant reports of non-employee consultants available, upon reasonable notice during normal business hours, at each Party's respective places of employment to consult with the other party on issues arising during the Adaptation Program and in connection with any request from any regulatory agency, including regulatory, scientific, and technical testing issues.

     2.5 KHI and CESI each shall keep the other informed of the progress of their tasks under Allocated Works during the Adaptation Program. Within thirty (30) days following the end of each quarter during the term of the Adaptation Program, KHI and CESI shall each prepare, and provide to the other, a written summary report which shall describe the application engineering activities performed by such party during such quarter.

3.0  PAYMENT OF TECHNICAL FEE BY KHI TO CESI
     ---------------------------------------

     KHI will pay CESI, as the consideration for the CESI Technology to be provided by CESI to KHI under this Agreement, the amounts of [*] for each of the [*] through [*] Adapted Kawasaki Gas Turbines and of [*] for each of the [*] through [*] Adapted Kawasaki Gas Turbines, sold by KHI and/or its Affiliates for installation anywhere in the world, provided, however, that such payments become due and payable thirty (30) days after KHI's receipt of the initial payment for each Adapted Kawasaki Gas Turbines respectively sold. Should [*] Adapted Kawasaki Gas Turbines not be sold during the term of the Agreement, the balance of payment by KHI shall be forgiven. However, in case of earlier termination of the Agreement by KHI prior to the term of the Agreement, due to the reason not attributable to CESI under Article 10.2, the balance of payment by KHI shall be due and payable. KHI agrees to make commercially reasonable efforts to sell Adapted Kawasaki Gas Turbines during the term of this Agreement and CESI agrees to cooperate with KHI in support of KHI's sales efforts.

4.0  TECHNOLOGY AND USE RIGHTS TRANSFERS
     -----------------------------------

     4.1 Technology Transfer. Within thirty (30) days after the Effective Date, CESI shall provide KHI with all the available Technical Information, including but not limited to those as set forth in
           Exhibit 3 attached hereto as an integral part of this Agreement, required to enable KHI to perform its Allocated Works and manufacture, have manufactured, use and sell the Adapted M1A-13A and the Adapted Kawasaki Gas Turbines, under this Agreement. KHI shall provide CESI with all the Technical Information required to enable CESI to perfrom its Allocated Works.

           In the event CESI and/or any third party who enters into collaboration agreement with CESI and which agreement contains provisions permitting CESI to sub-license or otherwise transfer such Technical Information to KHI, conceives inventions and/or improvements in CESI Technology, Adaptation Program Technology and Products solely or jointly with CESI during the term of this Agreement, CESI shall provide KHI, [*], with Technical Information concerning to such inventions and/or improvements.

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     4.2   Use Rights Under CESI Technology. In consideration for and upon KHI's payment of the Technology Fee to CESI provided in Article 3.0 herein, CESI hereby grants to KHI for the purposes and term of this Agreement a royalty-free, worldwide, right for KHI and its Affiliates to use CESI Technology and the inventions and/or improvements as set forth in Article 4.1:

           (a)  to perform KHI's Allocated Works in the Adaptation Program;

           (b) to make, have made, use, lease, and sell the Adapted M1A-13A incorporating the Products purchased from CESI;

           (c) to make, have made, use, lease and sell the Adapted Kawasaki Gas Turbines incorporating Products purchased from CESI; and

           (d) to use and sell the Products to be incorporated into the Adapted Kawasaki Gas Turbines including Adapted M1A-13A.

     4.3 The rights granted in Section 4.1 shall be exclusive during the term of this Agreement and any subsequent Supply Agreement term, subject to KHI and its Affiliates and suppliers purchasing all of their respective requirements for the Products for Gas Turbines from CESI, and in case that CESI is unable to consistently meet KHI's and its Affiliates' requirement for Products from a quality or delivery standpoint, CESI shall promptly establish a second source of supply (as a vendor to CESI) with a Third Party manufacturer designated by CESI and approved by KHI (which approval shall not be unreasonably withheld), solely for the purpose of satisfying CESI's obligations to supply Products to KHI and its Affiliates.

     4.4 The limited field exclusive rights granted in Section 4.2 shall be limited to Kawasaki Gas Turbines, and CESI retains and reserves the rights, to itself or through its licensees, to design, adapt, make and have made, import, export, use, sell, offer to sell, service, repair and reconstruct the Products for sale, lease or transfer to Third Parties non-Kawasaki Gas Turbines applications employing the CESI Technology.

     4.5 Grant Back. KHI and its Affiliates and subcontractors hereby grant back to CESI an irrevocable and fully paid-up license to make, sell, lease, have made, use, export and import, service, repair, reconstruct the Xonon Combustion System and Xonon Module including rights to sublicense, to all improvements thereof, whether made solely by KHI or jointly with its Affliates and/or subcontractors, which are conceived during the term of this Agreement and the term of the Supply Agreement to be concluded between KHI and CESI with respect to supply of the Xonon Module. Such license shall be i) exclusive with respect to improvements of the Xonon Module, and ii) Non-exclusive with respect to improvements of the Xonon Combustion System and Xonon Control Algorithm. Such license will permit CESI to sublicense said improvements to third parties only to the extent that as far as there is in effect a reciprocal agreement between CESI and such third party which reciprocity shall provides similar benefits to KHI respecting improvements made by that third party.

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     CESI shall notify KHI prior to transferring such Technical Information or granting a sub-license. Such Technology or Technical Information as KHI must provide to CESI under this section shall be provided without cost to CESI and in a reasonable period of time, however, this clause shall not be construed so as to unreasonably burden KHI by requiring additional design work on its part to fulfil its obligation under this Article 4.5.

     KHI and its Affiliates shall have no responsiblity for any damages incurred by CESI and third party including Product Liability arising out of such grant back, except for intellectual property infringement.

     4.6 Requirement and Obligation to Use Xonon/TM/ Trademark. CESI hereby grants to KHI and its Affiliates for the term of this Agreement, a royalty-free, non-exclusive, worldwide right under CESI's Xonon trademark, to use the trademark "Xonon/TM/" in connection with KHI's and its Affiliates' marketing and sales activities related to the Products. In this regard, KHI agrees to market the Xonon Modules and/or Xonon Components under CESI's Xonon trademark, and to state in its literature that Xonon is technology used under license from CESI, in language and format to be agreed between CESI and KHI. This agreement on the part of KHI to use the Xonon trademark also requires KHI to use the designation "-X" at the end of the model number of all Kawasaki Gas Turbines employing CESI Technology. In connection with this grant of trademark use rights, KHI agrees that it will submit samples of all Xonon trademark usage to CESI for approval prior to use in KHI advertising, promotion and/or sales activities and that KHI will promptly discontinue any usage of the Xonon trademark which CESI specifically objects to and so informs KHI in writing in a timely manner. This right to use grant does not confer ownership of any rights in the mark(s) to KHI.

     4.7 Grant of Right to Use Xonon Control Algorithms. CESI hereby grants to KHI during the term of this Agreement, a non-exclusive, royalty-free, perpetual and worldwide license (with rights to sub-license) applicable to those models of Kawasaki Gas Turbine to which Xonon was adapted during the term of this Agreement, to copy, have copied, use, sub-license and offer to sub-license the Xonon Control Algorithm(s) for use with the Products applied to Adapted M1A-13A and/or Kawasaki Gas Turbines sold during the term of this Agreement.

5.0  PRODUCTS SUPPLIED BY CESI TO KHI
     --------------------------------

     CESI shall supply all of KHI's requirements for the Xonon Module for incorporation into the Adapted Kawasaki Gas Turbines pursuant to the terms and conditions as set forth in the Supply Agreement to be executed separately between CESI and KHI.

6.0  COMBUSTION SYSTEM DESIGN PACKAGE WARRANTY
     -----------------------------------------

     6.1 System Design Warranty. CESI warrants to KHI that the Xonon Combustion System, upon design, manufacture and operations approval by CESI, will be free of component failure which renders the system incapable of substantially meeting the performance specification within the first twelve (12) months after

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           placing the initial Xonon Combustion System in commercial service. If
           KHI must repair or replace any combustor system components, under its warranty to its end user customer, that are manufactured to CESI's approved design, which design has not been modified by any party other than CESI, except for metrification by KHI, and provided that KHI can reasonably show that the necessity for repair or replacement was caused by errors or omissions in the design of the component, attributable substantially and directly to CESI, then CESI, as CESI's sole liability for this warranty, will pay a proportionate share of KHI's costs for the repair or replacement. Such costs shall include only KHI's direct cost not including overhead burden, margin or profit.

           Further, should KHI pay liquidated damages which arise directly from the breach of the foregoing system design warranty then CESI shall reimburse the proportion of KHI's liquidated damages substantially and directly attributable to CESI's breach of this warranty, subject to the cumulative limitation of liability provisions of this Agreement.

     6.2 Pressure Drop Warranty. CESI further warrants that, when (a) built to CESI's design, and (b) installed on a Kawasaki M1A-13A engine equipped with the "low flow" scroll and transition piece with no cooling holes, and which engine otherwise meets KHI's performance specification for a "new & clean engine"; the combustion system pressure drop and combustor "TAD" (as defined in Appendix "A" to this Agreement) will meet the performance requirements specified therein. Should the gas turbine system not meet this warranty, CESI as its sole liability will pay a portion of the liquidated damages (LD's) actually paid by Kawasaki for failure to meet kW output and Specific Fuel Consumption ("heat rate") commitments to KHI's customer, as follows:

     . CESI will pay [*] of liquidated damages actually paid by KHI to Enron on the VAMC Jamaica Plain project provided that such damages arise substantially and directly from CESI's failure to meet the pressure drop warranty set forth above, pursuant to KHI's agreement with Enron as such agreement exists as of the date hereof.
     . Should KHI be able to negotiate full or partial mitigation of any such LD's then CESI's liability shall be proportionally decreased.
     . Recognizing that the total project power output is the parameter of interest, performance deficiencies on one engine will be netted against performance gains of any others so that no LD's shall be due if the net power output of the three engines meets the total project guarantees.
     . In all cases CESI shall have the option, at its sole discretion, to make corrections to the system in order to improve the performance so as to meet the required performance level in lieu of paying LD's and shall be given reasonable time and access to make such corrections.

     Should warranted air emissions not meet the guaranteed levels, or the requirements of the site air permit, whichever is less stringent, then CESI will diligently pursue correction of the problems attributable to its guaranteed system components, including on-site investigation and support to KHI.

     This warranty shall conclusively be deemed to be satisfied and no further liability to

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     CESI shall accrue when any Xonon combustion system, version 2.1, has operated satisfactorily for a total period of [*] clock hours connected to an electrical power grid or after a period of [*] from the initial synchronization of the first Xonon system, version 2.1, to the electrical power grid at the Jamaica Plain location, whichever occurs first.

     CESI's total aggregate liability to KHI and its' affiliates for liquidated damages and other costs or payments to KHI and its affiliates arising out of the warranties contained in this Agreement, shall in no event exceed US$[*] per engine or a total of US$[*]. In order for CESI to have any liability for liquidated damages for any unit other than those installed at Enron's Jamaica Plain project CESI must provide explicit written acceptance, at CESI's sole option, of such LD responsibility prior to contract execution by KHI.

     In addition to the $[*] limitation for liquidated damages and corrections stated above in this Article 6 CESI will be liable for an additional amount of up to US$[*], as liquidated damages, payable only in the event that the combustion systems at US Veterans Administration Medical Center at Jamaica Plain, Boston, MA are required by Enron to be replaced at KHI's cost by DLN plus SCR systems due to a failure of the Xonon Combustion System to perform to the guarantee conditions set forth in this Agreement and which failure was directly and substantially the result of CESI's inability to meet its emissions performance obligations under this Agreement and provided that CESI shall have been given reasonable opportunity and access to correct such performance breach, including the reasonable cooperation and support of KHI and its affiliates.

     In any event, KHI shall take all reasonable action and use its best efforts to mitigate warranty costs and liquidated damages which CESI may be liable to pay and CESI shall only be liable to the extent that such costs and damages could not have reasonably been avoided or mitigated by KHI or its affiliates or subcontractors.

     THIS WARRANTY IS IN LIEU OF ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MECHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. All other representations to KHI/KMC and all other obligations or liabilities do not constitute a warranty. Liability for incidental or consequential damages is specifically disclaimed. No person is authorized to give any other warranties or to assume any other liability on CESI's behalf unless agreed to in writing by CESI.

7.0  CONFIDENTIALITY
     ---------------

     7.1 Nondisclosure and Use Obligations. Except as otherwise provided in this Article 7, during the term of this Agreement and for a period of five (5) years thereafter and in no event, for less than a total ten
           (10) years from Effective Date, all information of a confidential nature disclosed pursuant to this Agreement by one party to another and, in the case of documents, designated by the disclosing party by an appropriate stamp, marking or legend as being confidential to the disclosing party shall be used by the receiving party only for the purposes of this Agreement and shall be maintained as confidential by the receiving party, using the same safeguards as it uses to protect its own confidential information of a similar character. The receiving party will not

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

           publish or disclose to Third Parties any such received information of a confidential nature without the prior express written consent of the disclosing party. The foregoing obligations on use and disclosure of confidential information shall not apply to any information which:

               (a) is shown by objective evidence to be already in the possession of the receiving party at the time of first receipt from the disclosing party; or

               (b) is shown by objective evidence to be developed independently by employees of the receiving party who had not had access to the confidential information; or

               (c) is or becomes part of the public domain without breach of this Agreement by the receiving party; or

               (d) is made available by the disclosing party to a third party without like obligations on disclosure; or

               (e) is rightfully obtained by the receiving party from third person without restriction or breach of this Agreement by the receiving party; or

               (f) in the case of documents, is not designated by an appropriate stamp, marking or legend as being confidential to the disclosing party at the time of disclosure.

     7.2 Oral information disclosed by one Party to the other shall be confirmed as confidential by a written summary to be submitted by the disclosing party to the receiving party within thirty (30) days after the oral transmission thereof. For purposes of this Article 7 , information and data described above shall be referred to as "Information".

     7.3 To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement,

               (a) a Party may disclose Information it is otherwise obligated under this Article 7 not to disclose to its directors, officers, employees, attorneys, accountants, consultants and sublicensees, on a need-to-know basis on the condition that such Persons agree to keep the Information confidential for the same time periods and to the same extent as such party is required to keep the Information confidential;

               (b) a Party may disclose Information, described in Section 8.1 below, that it is otherwise obligated under this Article 7 not to disclose to its Affiliates and outside contractors, on a need-to-know basis on the condition that such Persons agree to keep the Information confidential for the same periods and to the same extent as such party is required to keep the information

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

                    confidential; and

               (c) a Party may disclose such Information to government, other regulatory authorities or any competent court to the extent that such disclosure is required by applicable law, regulation or court order, or is reasonably necessary to obtain patents and to commercially market the Adapted M1A-13A, the Adapted Kawasaki Gas Turbines and the Products, provided that the disclosing party shall provide prior written notice to the other Party and sufficient opportunity to object to such disclosure or to request confidential treatment thereof.

     7.4 Disclosure of Terms. CESI and KHI shall not disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party, except as required by applicable law.

8.0  PUBLICATION
     -----------

     8.1 Notice of Publication. During the term of this Agreement, CESI and KHI each acknowledge the other party's interest in publishing certain of its results to obtain recognition within the scientific and investment communities and to advance the state of scientific knowledge. Each Party also recognizes the mutual interest in obtaining valid patent protection and protecting business interests. Consequently, either Party, its employees or consultants wishing to make a publication (including any oral disclosure made without obligation of confidentiality) relating to work performed by such Party as part of the Adaptation Program (the "Publishing Party") shall transmit to the other Party (the "Reviewing Party") a copy of the proposed written publication at least forty-five (45) days prior to submission for publication, or an outline of such oral disclosure at least fifteen (15) days prior to presentation. The Reviewing Party shall have the right (a) to propose modifications to the publication for patent reasons or to protect or delete proprietary information, and (b) to request a reasonable delay in publication in order to protect patentable or proprietary information.

     8.2 Timing of Publication. If the Reviewing Party requests such a delay, the Publishing Party shall delay submission or presentation of the publication for a period of ninety (90) days to enable patent applications protecting each Party's rights in such information to be filed. Upon the expiry of forty-five (45) days, in the case of proposed written disclosures, or fifteen (15) days, in the case of proposed oral disclosures, from transmission to the Reviewing Party, the Publishing Party shall be free to proceed with the written publication or the presentation, respectively, unless the Reviewing Party has requested the delay described above.

     8.3 Disclosure Regarding Agreement. Neither Party shall make a press release or other public disclosure of the fact that this Agreement has been entered into or any details of its terms without the other party's prior consent, unless such disclosure is required, on the advice of counsel, to comply with any local, state or federal law or regulation, in which case disclosure can be made upon prior written notice to the other party.

9.0  TECHNOLOGY AND PATENT RIGHTS
     ----------------------------

     9.1 Ownership of Background Technology. The entire right, title and interest in all Background Technology shall be retained by the Party owning it. To the extent a Party is granted any right to use Background Technology under this Agreement, the use of such Background Technology shall be limited to the express purposes of this Agreement and for the defined field as appears in this Agreement.

     9.2 Ownership of Adaptation Technology. The entire right, title and interest in all Adaptation Program Technology (a) conceived by employees or others acting solely on behalf of CESI or its Affiliates shall be owned solely by CESI, (b) conceived by employees or others acting solely on behalf of KHI or its affiliates shall be owned solely by KHI. Inventions conceived during the term of this Agreement by employees of CESI and KHI, or their respective Affiliates, shall be owned jointly by CESI and KHI. The joint interest of inventions shall be based on employees or agents of both parties being named as inventors in accordance with applicable laws of inventorship of the United States. CESI and KHI each hereby represents that all employees performing its obligations under this Agreement shall be obligated under a binding written agreement to assign to the appropriate owner, or as it shall direct, all Technology conceived by such employees.

     9.3 CESI Indemnification. CESI shall indemnify and hold KHI, its Affiliates, customers and sublicensees, harmless, and hereby forever releases and discharges KHI, its Affiliates, customers, and sublicensees, from and against all liabilities, damages and expenses, including attorneys' and experts' fees and costs, arising out of any claim of patent or copyright infringement or trade secret misappropriation brought by a Third Party because of any use of CESI Technology, including the Applied CESI Technology and the manufacture, use or sale of, or offer to sell, any Product supplied by CESI to KHI, provided: (1) such use is in accordance with the Product or the Xonon Control Algorithm specifications; (2) CESI is notified promptly of receipt of the Third Party claim; and (3) CESI is given full control of any defense against such claim. If as a result of the claim, the use by KHI of the CESI Technology, including the Applied CESI Technology, the Product or Xonon Control Algorithm is enjoined, then CESI shall at its option (i) obtain the appropriate license from the Third Party claimant to enable KHI and its customers to continue such Product or control algorithm use, (ii) modify the CESI Technology, including the Applied CESI Technology, the Product or Xonon Control Algorithm so that it no longer is infringing, but still satisfies agreed upon performance specifications, or (iii) replace the CESI Technology, including the Applied CESI Technology, the Product or Xonon Control Algorithm with a non-infringing the CESI Technology, including the Applied CESI Technology, the Product or the Xonon Control Algorithm which satisfies agreed upon performance specifications. In the event CESI is unable to eliminate the infringement by any of the aforementioned measures, then CESI and KHI shall meet and agree on possible alternatives which as a last resort, shall include

           CESI taking back any infringing Product or Xonon Control Algorithm and refunding the purchase price for such Product or Xonon Control Algorithm, subject to KHI's agreement which shall not be unreasonably withheld. This indemnity is further subject to the understanding and agreement that KHI components are not covered by CESI's warranty under this Article 9.3.

     9.4 KHI Patent Indemnification. KHI shall indemnify and hold CESI and its subcontractors or sublicensees harmless and forever releases and discharges CESI and its subcontractors or sublicensees from and against all liabilities, damages and expenses, including attorney's and experts fees and costs arising out of any claim of patent or copyright infringement or trade secret misappropriation brought by a Third Party because of the manufacture, use or sale of, or offer to sell, the Adapted M1A-13A and/or Kawasaki Gas Turbines incorporating the XONON Combustion System (other than claims attributable to the CESI Technology, including the Applied CESI Technology, the Products or the XONON Control Algorithm) plus any use of KHI Technology or Technical Information pursuant to Article 4.5 of this Agreement by KHI, its Affiliates, customers or sublicensees, provided CESI notifies KHI promptly of receipt of the Third Party claim and KHI is given full control of any defense against such claim. Further, as to any CESI technology that is modified and/or adapted by KHI to function with Kawasaki Gas Turbines, KHI will fully indemnify CESI within the terms of this Article 9.4, unless KHI can reasonably show that the failure was (1) caused directly and solely by a CESI error or omission and (2) that KHI could not have been reasonably expected to detect such an error or omission.

     9.5 Enforcement of Patents and Other Technology Rights. CESI shall, at its sole expense, use its best efforts to enforce CESI owned Patents and other Technology rights relating to any Products purchased by KHI against any infringement of such Patents or unauthorized use or misappropriation of such Technology rights by a Third Party of which CESI becomes aware. KHI shall promptly notify CESI if KHI becomes aware of any such infringement or Technology misappropriation. In the event such action includes the bringing of a suit against such Third Party, KHI shall provide such assistance as CESI shall reasonably request, provided that CESI shall reimburse KHI for all reasonable expenses thereby incurred. Costs and expenses, including attorney's fees of any lawsuit instituted by CESI shall be borne by CESI. The amount of recovery paid to CESI shall belong to and be the sole property of CESI.

     9.6 KHI License. In the event KHI conceives inventions or exchanges Technical Information comprising improvements and/or modifications to the Xonon Module during the period of this Agreement and for five (5) years following expiration or termination of this Agreement and/or if KHI conceives, by participation in whole or in part of KHI employees who had access to CESI Technology, any invention comprising an improvement or modification to the Xonon Combustion System and/or Xonon Module or develops Technology which is derived from CESI Technology, during such period, then KHI shall grant to CESI an exclusive royalty-free, perpetual world-wide, irrevocable license (with unrestricted rights to sublicense) to make, have made, use, sell, lease and/or export Products under both the aforesaid technical information and any Patents which result from the aforesaid inventions

     9.7 CESI License. In the event CESI conceives inventions or exchanges technical information comprising improvements and/or modifications to KHI Gas Turbines, other than combustion systems, during the period of this Agreement and for five (5) years following expiration or termination of this Agreement and/or if CESI conceives, by participation in whole or in part of CESI employees who had access to KHI Technology, any invention relating to the aforesaid gas Turbines or develops gas turbine technology which is derived from KHI Technology, during such period, then CESI shall grant to KHI an exclusive royalty-free, perpetual, world-wide, irrevocable license (with unrestricted right to sublicense) to make, have made, use, sell, lease and/or export KHI Gas Turbine under both the aforesaid technical information and any Patents which result from the aforesaid inventions.

     9.8 Patent Filing Procedure. In cases of sole inventors during the term hereof, the inventing party shall retain the sole right to determine whether or not Patent applications will be filed, and whether Patents and Patent applications will be maintained, on any such inventions which are solely conceived by its employees. With regard to inventions conceived jointly by both parties during the Adaptation Program under this Agreement and Patents arising from such joint inventions which shall be the joint property of CESI and KHI. Both parties shall be free to utilize the same and to license third parties only as described in Article 4.0 of this Agreement. With respect to such joint inventions, each party has the right to file the Patent on such inventions in any country and to jointly own such Patent to be filed and/or registered. And the party who has made Patent application shall keep the other party fully advised of the status of the prosecution of each such jointly conceived Patent application and shall consult with such other party in advance with respect to the advisability of continuing said prosecution in the event of any final rejection, appeal, interference, or the like, and each party may, at any time by ten (10) days' notice to the other party, elect not to continue to pays the services and expenses incurred after the date of said election with respect to any such Patent or Patent application; provided, however, that if either party elects to proceed, the other party who does not want to continue such prosecution or payment shall assign to the party electing to proceed all rights to the Patent or Patent application with respect to which the election is being made. Neither party hereto shall be obligated to make any payments for or on account of proceedings before any court or any other tribunal or agency in connection with the maintenance or assertion of any Patents based on joint inventions.

     9.9 No Other Technology Rights. Except as otherwise provided in this Agreement, under no circumstances shall a Party, as a result of this Agreement, obtain any ownership interest or other right in any Technology, know-how, Patents, pending patent applications or products of the other Party, including items owned, controlled or developed by the other, or transferred by the other to such Party at any time pursuant to this Agreement.

10.0 TERM AND TERMINATION
     --------------------

     10.1 Term. The term of this Agreement is five (5) years unless extended in writing for an additional period by mutual agreement of the parties at least 60 days in advance of the expiry hereof.

     10.2 Early Termination. KHI may, in its sole discretion (after giving due regard to CESI's concerns), terminate this Agreement prior to its expiration date by written notice to CESI setting forth such expiration date. However, should thirty-eight (38) Adapted Kawasaki Gas Turbines be not sold until such termination, the balance of payment stipulated in the Article 3 shall be payable to CESI at the time of such termination. Should CESI terminate the Agreement during the term of this Agreement, by its sole discretion, KHI's obligation for above balance of such payment shall be forgiven.

     10.3 Termination for Cause. Either party may terminate this Agreement for cause upon the occurrence of any of the following:

               (a) The other party shall (a) seek the liquidation, reorganization, dissolution or winding up of itself (other than dissolution or winding up for the purposes of reconstruction or amalgamation) or the composition or readjustment of all or substantially all of its debts, (b) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or substantially all of its assets, (c) make a general assignment for the benefit of its creditors, (d) commence a voluntary case under the Bankruptcy Code, (e) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or readjustment of debts, or (f) adopt any resolution of its Board of Directors or stockholders for the purpose of effecting any of the foregoing; or

               (b) A proceeding or case shall be commenced without the application or consent of the other party and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the following shall be entered and continue unstayed in effect, for a period of ninety (90) days from and after the date service of process is effected upon the other party, seeking
                    (a) its liquidation, reorganization, dissolution or winding up, or the composition or readjustment of all or substantially all of its debts, (b) the appointment of a trustee, receiver, custodian, liquidator or the like of itself or of all or substantially all of its assets, or (c) similar relief under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or readjustment of debts; or

               (c) Except as otherwise provided in Article 10.5 below, upon or after the breach of any material provision of this Agreement, if the breaching Party has not cured such breach within ninety (90) days after notice thereof from the other Party, this Agreement shall terminate for cause, at the option of the other Party, upon the expiration of such ninety (90) day cure period.

     10.4  In case of termination of this Agreement by KHI in accordance with
           Article 10.3 due to the causes attributable to CESI, CESI agrees that
           (i) CESI shall supply KHI with the Product to be incorporated into Kawasaki Gas Turbines for the project of which order KHI has already received from its customers; and (ii) KHI has the right as set forth in Article 4.2 after the termination of this Agreement, until such time as this Agreement would naturally expire had KHI not terminated this Agreement.

     10.5 Effect of Termination. Termination of this Agreement shall not relieve the parties of any obligation accruing prior to such termination. The provisions of Articles 4.3 and 4.5 [Technology and Use Rights Transfer], Article 6 [Warranty and Representation by CESI], Article 7 [Confidentiality], Article 9 [Technology and Patent Rights], Article 11 [Settlement of Disputes] and Article 12 [Indemnity] shall survive the expiration or any termination of this Agreement.

11.0 SETTLEMENT OF DISPUTES
     ----------------------

     In the event that any disputes arise between CESI and KHI which cannot be amicably settled by the parties, each party shall have the right to request binding arbitration on the issue. In such event, CESI and KHI shall agree on a single, qualified, legally and technically trained, independent arbitrator to review the relevant evidence and render a decision on such disputes including whether(disputes including but not limited to) termination is justified under the circumstances. The arbitration shall be held in Los Angeles, California, U.S.A., unless otherwise agreed by the parties. Although the rules of commercial arbitration of the AAA may be employed, its auspices need not be employed. Both parties shall use all reasonable efforts to select the independent arbitrator and complete the arbitration within sixty (60) days after the notice of request for arbitration. The decision of the arbitrator shall be final and binding, and the non-prevailing party shall pay all of the costs of the arbitrator. If arbitration is requested hereunder, in no event shall any remedies provided in this Agreement and triggered by default under this Article 11.3 be implemented until after the decision of the arbitrator has been rendered.

12.0 INDEMNITY
     ---------

     12.1 Direct Indemnity. Each party shall indemnify and hold the other party, its Affiliates and sublicensees harmless, and hereby forever releases and discharges the other party, its Affiliates and sublicensees, from and against all claims demands, liabilities, damages and expenses, including attorneys fees and costs (all "Liabilities"), in respect of personal injury to or death of third parties, or in respect of loss of or damage to any third party's property, arising out of any breach of a representation or warranty contained herein, negligence, recklessness or intentional wrongful acts or omissions of the indemnifying party, its Affiliates or sublicensees in connection with the work performed by such party during and after the term of this Agreement except in each case to the extent such Liabilities resulted from negligence, recklessness or intentional wrongful acts or omissions of the other party. Neither party shall be liable to the other for any special, indirect, incidental or consequential damages arising out of any terms or conditions in this Agreement or with respect to the performance thereof.

     12.2 Procedure. A party (the "Indemnitee") that intends to claim indemnification under Article 12.1 shall promptly notify the other party (the "Indemnitor") of any Liability or action in respect of which the Indemnitee or any of its Affiliates intend to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other Indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor. The indemnity obligations under Article 12.0 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under Article 12.0, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under
           Article 12.0. The Indemnitor may not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the Indemnitee without the express written consent of the Indemnitee. The Indemnitee, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification at Indemnitor's expense.

13.0 EXCUSABLE DELAY
     ---------------

     Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party. The foregoing shall be subject to the delayed party using reasonable efforts to mitigate the adverse consequences of such delay.

14.0 ASSIGNMENT
     ----------

     This Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations be assigned or transferred by either party without prior consent of the other party; provided further, however that (i) each party may assign its rights and interests, and delegate its obligations, hereunder, effective upon written notice thereof, to any Affiliate, and (ii) either party may assign its rights and interests, and delegate its obligations, hereunder, effective upon written notice thereof, to any Third Party which acquires all or substantially all of the assets of CESI or KHI, as the case may be, or which is the surviving third party in a merger or consolidation with either of CESI or KHI as the case may be, if such Third Party assumes all of the obligations of CESI or KHI, as the case may be, hereunder. Subject to the foregoing, any reference to CESI or KHI hereunder shall be deemed to include the successors thereto and assigns thereof. Notwithstanding anything to the contrary contained in this Article 14.0, if, without KHI's prior written consent, either (a) CESI assigns or otherwise transfers its rights and interests under this Agreement to any Competing Manufacturer (defined below) including any transfer by merger or asset sale; or (b) any Competing Manufacturer purchases or otherwise obtains a controlling ownership interest (defined as 50% or more ownership interest) in CESI; then this Agreement shall terminate upon KHI's election and written notice thereof to CESI and such termination shall be deemed a termination for cause under Article 10.3. For the purposes of this Agreement, "Competing Manufacturers" shall mean only companies that design, manufacture and sell gas turbines of less than [*] for power generation or mechanical drive applications.

15.0 SEVERABILITY
     ------------

     Each Party hereby acknowledges that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the parties shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such provisions. In case such provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

16.0 MISCELLANEOUS
     -------------

     16.1 Price, Payment and Escalation. Out of scope work to be billed at CESI's then current US DOE approved rates. Terms are net 30 days, late payments subject to one point five (1.5) percent (%) per month charge. Payments must be made by electronic funds transfer to CESI's bank in US funds, net of all exchange rates, taxes, excepting CESI's tax on income of its operations, imposts, duties, and foreign governmental license taxes or fees.

     16.2 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery, U.S. First class mail or courier), U.S. first class mail or courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

           If to CESI:  Catalytica Energy Systems, Inc.
                        430 Ferguson Drive
                        Mountain View, CA 94043, U.S.A.
                        Attention: Patrick T. Conroy, Sr. Vice President

[*] - Confidential information has been deleted from this section.

           If to KHI:   Kawasaki Heavy Industries, Ltd.
                        Gas Turbine Division
                        1-1, Kawasaki-cho, Akashi 673-8666, Japan
                        Attention: Yoshihiro Asada
                                   International Sales Manager
                                   Industrial Gas Turbine Center

     16.3 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof.

     16.4 Agreement Limited to Express Terms. Except as otherwise expressly provided in this Agreement, the parties agree that the Adaptation Program contemplated herein, and any discussions or communications between the parties relating thereto, shall not restrict, either party's right to take whatever future actions such party unilaterally determines to be in its best interest, including the right to undertake similar programs or relationships with Third Parties covering subjects related to the matters covered herein, and neither the holding of any discussions between the Parties, nor the exchange of any information shall diminish or restrict in any way the right that any party has to market, lease, sell or otherwise make available its products and services to any customer or Third Party.

     16.5 KHI shall be liable for the breach of this Agreement by any its Affiliates.

     16.6 Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly superseded by this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties.

     16.7 Headings. The captions to the Articles and Sections hereof are not a part of the terms but are merely guides or labels to assist in locating and reading the Articles and Sections hereof.

     16.8 Independent Contractors. It is expressly agreed that CESI and KHI shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither CESI nor KHI shall have the authority to make any statements, representations or commitments of any kind, or to take any action or undertake any obligation, which shall be binding on the other party, without the prior consent of the other party.

     16.9 Waiver. The waiver by either Party of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

     16.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

AGREED FOR AND ON BEHALF OF                 AGREED FOR AND ON BEHALF OF
KAWASAKI HEAVY INDUSTRIES, LTD.             CATALYTICA ENERGY SYSTEMS, INC.
GAS TURBINE DIVISION

By:                                         By:

       ---------------------------------           -----------------------------
Name:  Kengo Yamashita                      Name:  Patrick T. Conroy

       ---------------------------------           -----------------------------
Title: Director and General Manager of      Title: Senior Vice President
       Gas Turbine Division

       ---------------------------------           -----------------------------

                                   Exhibit 1

                                Allocated Works
                                ---------------

CESI and KHI each shall conduct, at their own expenses, their respective scope of works as follows:

1. CESI:
   1) to transfer the Technology relating to the XONON 2.1 Combustion System, as defined in Exhibit 3, excluding XONON Module
   2) to incorporate XONON 2.1 modification into the SVP configuration, testing of updated configuration and refinement as required to demonstrate the capacity to meet the performance specification defined in Exhibit 2.
   3) to host additional meetings at CESI's facilities with KHI's engineering staff to ensure an effective transfer of technical data, and making a reasonable number of trips to KHI facilities to participate in design meetings and to provide consultation.
   4) to transition the SVP controls information to support KHI's development of the production control system.
   5) to provide reasonable support to KHI's development of an integrated control system for its' M1A-13X packages.
   6) to document specification for maintenance and operation of the XONON 2.1 combustor.
   7) to provide 1 week of engineering support to assist in Factory Acceptance Testing at the Kawasaki Packager's U.S. facility.
   8) to provide 3 weeks of engineering support to assist in Site commissioning.

2. KHI:
   1) to modify the XONON 2.1 Combustion System to metricate, cost reduce and otherwise adapt the design to enhance its integration into the Kawasaki Gas Turbines, including model M1A-13A model with low flow scroll configuration.
   2) to provide technical information to CESI for the M1A-13A and M1A-13D as required in support of CESI's XONON 2.1 development activities.
   3) to provide engine performance and emissions data from the XONON 2.1 engine testing at Akashi.

                                   Exhibit 2

                          Performance Specifications
                          --------------------------

CESI Xonon 2.1 system emissions Performance Specification


     1. Air emissions, when operating on natural gas fuel of a composition within the range specified in Exhibit 4, equal to or less than the concentrations specified in this section all corrected to 15 % Oxygen in the engine exhaust; with the ambient air temperature between 0 degrees F and 120 degrees F at sea level elevation and with the engine load between [*] and [*] of the temperature and altitude corrected nameplate rating of the M1A-13X, without consideration for any gearbox or other accessory equipment limitations on power output of the machine. (reference drawing X21/K15-08200 Rev.A)

     2. Oxides of Nitrogen (NOx) equal to or less than 2.5 parts per million plus the cumulative calculated accuracy limits of test instrument system.

     3. Carbon Monoxide (CO) equal to or less than 10 parts per million plus the cumulative calculated accuracy limits of test instrument system.

     4. Unburned Hydrocarbons (UHC) equal to or less than 10 parts per million plus the cumulative calculated accuracy limits of test instrument system.

     5. Emissions testing will be performed in accordance with the applicable requirement and methods as adopted by the MDEP and the U.S. EPA as listed below. NOx, O2 and CO2 will be tested in accordance with U.S. EPA Gas Turbine Test Method 20 located in Appendix A of 40 CFR 60. CO will be in accordance with Method 25E. The UHC testing will be in accordance with Method 25E. Mass Flow (both pollutants and exhaust flow) will be determined using Method 19.

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

                                   Exhibit 3

                             Technical Information
                             ---------------------

CESI shall provide KHI with all the Technical Information for the Xonon 2.1 combustor as follows:

1.  XONON 2.1 Bill of Material(BOM)
2. Engineering Drawings for Fabricated Combustor Hardware, Sub Assemblies and the Top Level Assembly
3.  By Pass Valve Specifications
4.  Part Numbers and Sources for "Off the Shelf" Hardware
5.  Drawings for Special Tooling or Handling Equipment used on the Combustor at
    SVP
6. "Pro Engineer" part and drawing files for the Combustor Hardware and Assemblies
7.  Written Instructions of the Combustor Assembly Process
8.  Written Instructions for the Catalyst Module Change Out Procedure
9. 2-D Finite Element Analyses of XONON 2.1 Combustor Excluding the Catalyst Module
10. SVP Engine Test results from Silicon Valley Power (SVP) test installation for Configuration Incorporating XONON 2.1 Upgrades;
    a.  Combustion system overall aerothermal performance
    b.  Engine operating data
    c.  Preburner aerothermal performance
    d.  Mixing system aerothermal performance
    e.  Measured temperatures
    f.  Bypass system measured performance
11. Description of Existing XONON 2.0 Control System and Incremental Changes for XONON 2.1 Control System
12. I/O list for SVP

                                                                            END.

                                   Exhibit 4

                               Natural Gas Fuel
                               ----------------

A composition of natural fuel gas for Performance Specifications in Exhibit 2 is specified as follows:
The turbine is to be operated on gaseous fuel with methane as the dominant component, Acceptable maximum concentrations (on an inerts-free basis) of other gaseous species are as follows :

                   Ethane (C2)                      4.0 mol%
                   Propane (C3)                     1.5 mol%
                   Butanes and higher (C4 plus)     0.2 mol%

Fuels with compositions outside of the above limits must be referred to Catalytica for evaluation.
The combustor cannot be operated on a liquid fuel.

Contaminants in the fuel (i.e., species containing elements other than carbon, hydrogen, and/or oxygen) that could affect catalyst durability or performance must be removed to acceptable levels, Although they are unlikely to be present in the fuel supplied to the turbine, the presence of any of the following elements may require special precautions for cleanup:

                      Antimony      Calcium       Phosphorus
                      Arsenic       Chromium      Potassium
                      Bismuth       Lead          Sodium
                      Boron         Magnesium     Vanadium
                      Cadmium       Mercury

Low levels of sulfur-containing species are not injurious to the catalyst itself, but they can be harmful to downstream equipment. The specifications for the turbine should be consulted for limits on sulfur concentrations.

Detection of any of these species in the fuel supplied to the turbine should be discussed with Catalytica.

NOTE: The catalyst module itself can operate on a fuel of Wobbe Index (Lower Heating Value basis) as low as 900 (e.g., 15 mol% CO2) to as high as 1200. Current control systems are designed for fuels with Wobbe index of 1150-1200. Lower Wobbe values would require modifications to fuel valves and piping to provide for higher fuel flow rates. Consult with Catalytica regarding feasibility of specific fuels.

                                  Appendix A

1.   Drawings

     All drawings necessary to procure fabricated components for Xonon Ver. 2.1 must be complete and shipped to KHI by either FedEx or DHL by November 1, 2000.(( Part numbers for purchased items (e.g. bolts, thermocouples, standard flanges, etc.) will be provided in place of drawings.)) Proof of shipment shall be by providing the shipping company's tracking number. Failure to ship such drawings by 1 November 2000 shall result in an assessment of liquidated damages of [*] per day until such time as all drawings are complete and shipped to KHI.

2.   Combustion System Performance as affecting Power Output

     When equipped with a Xonon 2.1 combustion system which system's pressure drop does not exceed [*] as measured from compressor discharge plenum flange to 1st stage turbine nozzle inlet and which system's Tad (2) is at least [*] degrees C, and which system is installed on a Kawasaki M1A-13A gas turbine (with the "low flow" scroll and transition piece with no cooling holes) , in new and clean condition, and otherwise conforming to Kawasaki's performance specification then power output shall not be less than [*] kWe when corrected to site conditions (3) and while meeting the emissions levels specified below. Should the power fall between [*] and [*] kWe, on a per engine basis, then liquidated damages of $[*] shall be assessed in a pro-rated manner across this range--and CESI shall pay [*] thereof. If [*] kWe cannot be achieved, then a remedy action must be undertaken. Power and efficiency shall be measured by ANSI / ASME PTC 22-1985.

3.   Combustion System Performance as affecting Heat Rate

     When equipped with a Xonon 2.1 combustion system which system's pressure drop, does not exceed [*] as measured from compressor discharge plenum flange to transition piece inlet and which system's Tad (2) is at least [*] degrees C, and which system is installed on a Kawasaki M1A-13A gas turbine (with the "low flow" scroll and transition piece with no cooling holes) in new and clean condition, and otherwise conforming to Kawasaki's performance specification, then the heat rate, as measured in accordance with ANSI / ASME PTC 22-1985 shall not exceed [*] BTU / kWh-e at [*] kWe output, when corrected to site conditions (3) and while maintaining the emissions levels specified below. Should the heat rate exceed [*] BTU / kWe-hr, but be less than [*] BTU/kWe-hr, then liquidated damages of $[*] shall be assessed in a pro-rated manner across this range on a per machine basis--and CESI shall pay [*] thereof. If [*] BTU/kWe-hr cannot be achieved, then a remedy action must be undertaken.
     Exhaust Gas Temperature

     The exhaust gas temperature must be more than [*] degrees C at [*] kW while meeting the emissions specified below; except that during the new catalyst break-in period of [*] the exhaust gas temperature shall be not greater than [*] degrees C.

4.   Emissions
     The required emissions are as follows:
     1)   NOx       2.5 ppm

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

     2)   CO        10 ppm
     3)   UHC       10 ppm
     4)   [*]

     If the above mentioned emissions cannot be achieved, then a remedy action must be undertaken. Such remedy action may include the addition of a compressor air bleed.

5.   Turn Down Operation

     Stable operation must be achieved from [*] load while complying with the emissions levels listed above. In the event that the Enron contract does not require turndown to [*] load then CESI's obligation for % turndown shall be no greater than Kawasaki's contractual obligation.

______________________________
NOTES:

(1)  All measurements must be per mutually acceptable procedures.

(2)  Tad is defined as the [*]. The Tad calculation is based on [*]
 .  Combustor air flow defined as a fixed fraction of the total engine air flow with zero air flowing through the bypass and bleed systems. [*]
 .  Natural gas fuel with LHV = 908 BTU/ft 3 and specific gravity = 0.5868

(3)  Site Conditions:
Elevation                 100 Ft.MSL
Atmospheric pressure      14.7 psig
Ambient temperature       59 degree F ( 15 )
Inlet pressure drop       [*] inch W.C.
Exhaust pressure drop     [*] inch W.C.
Combustor pressure drop   [*] measured from compressor discharge plenum
                          flange to 1st stage turbine nozzle inlet

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